EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

HANCOCK FABRICS, INC. AND SUBSIDIARIES, ET. AL.
CASE NUMBER: 07-10353 (BLS)
OFFICE OF UNITED STATES TRUSTEE - REGION 3

FOR THE QUARTER ENDED July 3, 2010

TABLE OF CONTENTS

Statement/Report	Page Number

Post-Confirmation Quarterly Summary Report	2

Consolidated Balance Sheet	3

Allocation of Disbursements among Legal Entities	4

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3
POST-CONFIRMATION QUARTERLY SUMMARY REPORT

Debtor's Name: Hancock Fabrics, Inc. and Subsidiaries

Bankruptcy Number: 07-10353
Date of Confirmation: August 1, 2008

Reporting Period (month/year): Apr 4, 2010 - July 3, 2010
(000's)

Beginning Cash Balance:	2,982

All receipts received by the debtor:

Cash Sales:	59,836

Collection of Accounts Receivable:	0

Proceeds from Litigation (settlement or otherwise):	0

Sale of Debtor’s Assets:	13

Capital Infusion pursuant to the Plan:	0

Total of cash received:	59,849

Total of cash available:	62,831

Less all disbursements or payments (including payments made under the confirmed plan) made by the Debtor:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	(58)

Disbursements made pursuant to the administrative claims of bankruptcy professionals:	(189)

All other disbursements made in the ordinary course:	(59,684)

Total Disbursements	(59,931)

Ending Cash Balance	2,899

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

Date:	July 20, 2010	Signature	/s/ Robert W. Driskell

		Name/Title:	Robert W. Driskell
Chief Financial Officer

Balance Sheet
(in 000's)

	April 3,	July 3,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	2,982	2,899
Receivables, less allowance for doubtful accounts	2,900	3,137
Inventories	91,538	100,738
Income taxes refundable	-	-
Prepaid expenses	1,817	2,849
Total current assets	99,237	109,624

Property and equipment, at depreciated cost	41,827	42,117
Other assets	7,580	7,388
Total assets	148,644	159,128
Liabilities and Shareholders' Equity
Liabilities not subject to compromise
Accounts payable	23,859	24,312
Credit facility: Revolver	10,023	20,816
Credit facility: Notes	21,553	21,553
Discount on Notes	(7,773)	(7,190)
Accrued liabilities	13,699	13,542
Income Tax Liability	210	782
Other pre-petition obligations	824	3,141
Capital Lease Obligations	3,168	2,233
Postretirement benefits other than pensions	2,184	27,474
Pension and SERP liabilities	27,205	6,854
Other liabilities	7,043	(40)

Liabilities subject to compromise
Accounts payable	-	-
Accrued liabilities	-	-
Income taxes payable	-	-
Capital Lease Obligations	-	-
Postretirement benefits other than pensions	-	-
Pension and SERP liabilities	-	-
Other liabilities	-	-
Total liabilities	101,995	113,477

Total shareholders' equity	46,649	45,652
Total liabilities and shareholders' equity	148,644	159,128

Allocation of Disbursements among Legal Entities
For the Post-Confirmation quarterly period ended July 3, 2010
(in 000's)

	Case #	April 3, 2010	July 3, 2010
Hancock Fabrics, Inc.	07-10353	29,430	16,434
Hancock Fabrics, LLC	07-10360	2,224	2,279
Hancock Fabrics of Michigan, Inc.	07-10354	0	-
HF Merchandising, Inc	07-10358	32,585	40,198
Hancockfabrics.com, Inc.	07-10357	885	991
HF Enterprises, Inc.	07-10359	16	16
HF Resources, Inc.	07-10356	15	13
		65,155	59,931

Revenue allocation by entity
		April 3, 2010	July 3, 2010
Hancock Fabrics, Inc.		60,372	56,660
Hancock Fabrics, LLC		2,417	2,415
Hancock Fabrics of Michigan, Inc.		-	-
Hancockfabrics.com, Inc.		1,123	761
		63,911	59,836

Footnote:
Provided for the purpose of calculating the US Trustee fees under 28 USC Section 1930 (a).
Expenses were allocated to Hancock Fabrics, Inc., Hancock Fabrics, LLC, Hancock Fabrics MI, Inc., and Hancockfabrics.com, Inc. based on the revenue of the entities.  The amounts for HF Merchandising, Inc., HF Enterprises, Inc. and HF Resources, Inc. were based on actual expenditures.